Exhibit 99.1
PRESS RELEASE
WESTWOOD ONE, INC.
REPORTS RESULTS FOR
THE FULL YEAR AND FOURTH QUARTER 2010
New York, NY — April 13, 2011 — Westwood One, Inc. (NASDAQ: WWON), a leading independent provider of network radio content and traffic information to the radio, television and digital sectors, today reported operating results for the full year and fourth quarter 2010. As reflected in its financial statements, Westwood One is organized into two business segments: Network Radio and Metro Traffic. Network Radio distributes news, sports, music, talk and entertainment programming to approximately 5,000 radio stations. Metro Traffic consists of Metro Traffic Radio, which produces and distributes traffic and other local information reports to over 2,250 radio stations, and Metro Television, which produces and distributes such reports to approximately 182 television stations.
Westwood One’s fourth quarter revenue increased $6.0 million, or 6.5%, to $98.3 million from $92.3 million in 2009. Revenue for the full year 2010 increased $22.2 million, or 6.5%, to $362.5 million compared to $340.3 million in 2009.
“Our fourth quarter and year end revenue increases reflect our strategy of growing our radio and digital business by launching new programming, expanding our distribution, renewing key content partnerships, and investing in our salesforce to support our revenue structure,” said Rod Sherwood, President. “We saw revenue growth in Network Radio from our premium sports partnerships, including NFL and NCAA football, and from our music and entertainment programming. Metro Traffic Radio had higher revenue in key advertising categories of financial services, retail, automotive and restaurants. Our fourth quarter revenue growth was offset by declines in Metro Television revenue primarily due to lower ratings and audience levels. We have restructured the television business in the first quarter of 2011, and anticipate that performance will improve for the full year.”
Recently Westwood One also increased its operating and financial flexibility, and reduced its financial risk, by significantly easing its debt leverage covenants with its lenders. In addition, on February 28, 2011, Westwood One obtained $10 million in additional liquidity when Gores purchased additional shares of common stock of Westwood One.
Network Radio revenue grew by 9.8% in the fourth quarter and by 7.1% for the full year compared to the same periods in 2009, outpacing overall network market growth of 5.4% for the fourth quarter and 2.5% for total year according to industry sources.
Revenue for the total Metro Traffic business increased 2.2% in the fourth quarter and increased 5.8% for the full year compared to the same periods in 2009. Metro Traffic Radio revenue grew by 14.3% in the fourth quarter and 9.2% for the full year, outpacing the growth of the combined local/national radio market of 7.0% for the fourth quarter and 6.0% for the full year (as reported by the Radio Advertising Bureau). Metro Television revenue decreased by 36.8% in the fourth quarter, due to lower ratings and audience levels, and decreased by 4.9% for the full year. The Metro Television business is being restructured to focus on increasing the number of television affiliates, thereby reducing our need to purchase inventory, which we believe will improve profitability over time. To date in 2011, Metro Television has increased affiliates from 165 to 182.

Westwood One’s operating loss in the fourth quarter was $9.4 million, which represents a $0.2 million improvement over the fourth quarter of 2009.
Adjusted EBITDA(1) for the year ended December 31, 2010 was $12.1 million, an increase of $1.7 million from $10.4 million in 2009. Adjusted EBITDA(1) in the fourth quarter was $0.9 million compared to $6.1 million in the fourth quarter of 2009. This was primarily due to a decline in Adjusted EBITDA of $2.4 million for Network Radio, due primarily to investments directly associated with revenue generation, and a decline in Adjusted EBITDA of $2.4 million for Metro Traffic, which was primarily the result of decreased revenue in Metro Television. In addition, corporate expense increased by $0.4 million.
Three Months Ended December 31, 2010
For the three months ended December 31, 2010, revenue was $98.3 million, an increase of $6.0 million, or 6.5%, compared to $92.3 million in the fourth quarter of 2009.
Network Radio revenue was $57.2 million, an increase of $5.1 million, or 9.8%, compared to $52.1 million in the fourth quarter of 2009. Advertising revenue was up in sports, primarily due to NFL and NCAA football, a new sports prep service, music and entertainment programming, including Billy Bush and VH1 Classic Rock Nights, and news programming. These revenue increases were partially offset by revenue declines in talk radio programming.
Overall, Metro Traffic revenue for the fourth quarter was $41.2 million, an increase of $0.9 million, or 2.2%, from $40.3 million in 2009. Revenue for Metro Traffic Radio was $35.1 million, an increase of $4.4 million or 14.3%, compared to $30.7 million in 2009. This increase was based largely on increased advertising revenue in key categories, as well as increased distribution. Revenue for Metro Television was $6.0 million, a decrease of $3.5 million or 36.8%, from $9.6 million in 2009, primarily due to lower ratings and audience levels that required us to use additional inventory to meet customers’ audience requirements.
Operating loss in the fourth quarter of 2010 improved by $0.2 million, or 2.1% to $9.4 million from $9.6 million in 2009. This improvement was largely due to lower restructuring and special charges of $2.4 million and lower depreciation and amortization of $3.0 million. The improvement was partially offset by lower EBITDA from Network Radio and Metro Traffic.

Adjusted EBITDA (1) was $0.9 million compared to $6.1 million in the fourth quarter of 2009. Adjusted EBITDA for Network Radio decreased $2.4 million, and for Metro Traffic decreased $2.4 million. In addition, corporate expenses increased by $0.4 million. The decrease in Network Radio Adjusted EBITDA was largely due to higher expenses associated with sports programming, guaranteed program commissions and revenue-sharing expenses for certain contracts, and investments in our advertising salesforces, along with related commission expenses. In light of the increased programming expenses noted above, Westwood One has not renewed, or is restructuring, certain of these Network Radio contracts to improve profit margins. The decrease in Metro Traffic Adjusted EBITDA was primarily related to lower revenue and increased inventory purchases in Metro Television, partially offset by higher revenue that exceeded increased expenses in Metro Traffic Radio.
Interest expense in the fourth quarter of 2010 increased $0.9 million, or 17.4%, to $6.1 million from $5.2 million in the fourth quarter of 2009. This reflects higher average balances of our outstanding debt as a result of our increased borrowings, and increased interest expense related to a capital lease incurred in connection with the Culver City sale-leaseback transaction that closed in December 2009.
The Company’s tax benefit decreased $7.5 million to $3.3 million compared to $10.8 million in the fourth quarter of 2009, due to a lower effective tax rate.
Net loss for the fourth quarter was $11.9 million, or $0.56 per diluted share, compared with a net loss of $3.9 million, or $0.19 per diluted share, in 2009. The year-over-year change in net loss reflects the reduced tax benefit of $7.5 million, partially offset by the lower operating loss of $0.2 million. Per share amounts reflect the effect of the 200-for-1 reverse stock split of our common stock that occurred on August 3, 2009. Fourth quarter 2009 average share amounts were lower than average share amounts in the fourth quarter of 2010 as a result of shares of common stock being issued to Gores in September 2010, and to the owners of Jaytu (d/b/a Sigalert) in connection with the Sigalert acquisition at the end of December 2009.
Free cash flow(2) usage in the fourth quarter of 2010 was $1.1 million as compared to a free cash flow usage of $10.5 million in 2009, representing an increased cash flow of $9.4 million. This was due to favorable working capital changes of $17.2 million and lower capital expenditures of $1.0 million, partially offset by a higher net loss of $8.0 million and non-cash adjustments of $0.8 million.
Year ended December 31, 2010(3)
For the year ended December 31, 2010, revenue increased $22.2 million, or 6.5%, to $362.5 million compared with $340.3 million in 2009.
Network revenue increased to $197.0 million from $183.9 million for 2009, an increase of $13.1 million, or 7.1%. This increase resulted from increased revenue primarily related to sports programming, including NFL-related programs, the 2010 Winter Olympics, NCAA football, the NCAA Men’s Basketball Championship, and music programming, principally country music. These increases were partially offset by a decline in talk radio revenue, which was partly due to the cancellation of certain talk programs.

Overall, Metro Traffic revenue for the year ended December 31, 2010 increased to $165.5 million from $156.4 million in 2009, an increase of $9.1 million, or 5.8%. This increase was principally related to increased revenue from Metro Traffic Radio advertising of $10.9 million, primarily in financial services, retail, automotive, and restaurant advertising, partially offset by decreases in travel, entertainment and home improvement services advertising. It also reflects a decrease in Metro Television revenue of $1.8 million primarily due to reduced ratings and audience levels that required us to use additional inventory to meet customers’ audience requirements.
Operating loss in the year ended December 31, 2010 was $22.0 million compared with an operating loss of $97.6 million in 2009, or a decrease of $75.6 million. The decreased loss reflects the absence of the 2009 impairment charge of $50.5 million, an increase in revenue, lower restructuring and special charges, and lower depreciation and amortization, partially offset by an increase in operating costs.
Adjusted EBITDA(1) for the year ended December 31, 2010 was $12.1 million, an increase of $1.7 million from $10.4 million in 2009. This improvement was due to increased Network Radio and Metro Traffic revenue, partially offset by increased station compensation and payroll-related expense. The higher station compensation expenses resulted from increased inventory purchases to support fourth quarter revenue growth and provide a foundation for revenue growth in 2011. The increase in payroll-related expense reflects additional sales force hires in the first half of 2010 and variable compensation tied to revenue increases.
For the year ended December 31, 2010, net loss was $31.3 million, or $1.50 per diluted share, compared with a net loss of $82.6 million, or $9.51 per diluted share, in 2009. The year-over-year change in net loss reflects the absence of the 2009 impairment charge of $50.5 million and lower restructuring and special charges of $15.6 million, partially offset by reduced tax benefits of $16.9 million. Per share amounts reflect the effect of the 200-for-1 reverse stock split of our common stock that occurred on August 3, 2009. Average share amounts for the year ended December 31, 2009 were significantly lower than the year ended December 31, 2010 as a result of the conversions of shares of preferred stock into common stock in July and August 2009 and the shares issued to Gores in September 2010.
Free cash flow(2) for the year 2010 was a usage of $0.7 million as compared to a free cash flow usage of $31.5 million for the comparable period in 2009, representing an increased cash flow of $30.8 million. This was due to a federal tax refund of $12.9 million in 2010, higher working capital sources of $11.6 million, other non-cash adjustments of $7.8 million, and a lower net loss of $0.8 million (absent the 2009 impairment charge of $50.5 million), partially offset by higher capital expenditures of $2.3 million.
Outlook
Analysts are predicting modest growth for the overall radio industry in 2011, with revenue growth forecasts ranging from low single digits of 1.3% (Magna) to 3.7% (BIA/Kelsey) or 4.0% (Jim Boyle, Gilford Securities).
Westwood One is optimistic that recent investments in new programming, renewal of key partnerships in Network Radio, and increased distribution in Metro Traffic, coupled with investments in the salesforces of both Network Radio and Metro Traffic, will help increase revenues for the Company for the full year 2011. In addition, the cost reduction and margin improvement actions implemented in the first quarter of 2011 are anticipated to yield EBITDA growth for the full year 2011.

About Westwood One
Westwood One (NASDAQ: WWON) is one of the nation’s largest providers of network radio programming and one of the largest domestic providers of traffic information in the U.S. Westwood One serves more than 5,000 radio and 182 TV stations in the U.S. Westwood One provides over 150 news, sports, music, talk and entertainment programs, features and live events to numerous media partners. Through its Metro Traffic business, Westwood One provides traffic reporting and local news, sports and weather to more than 2,250 radio and TV stations. Westwood One also provides digital and other cross-platform delivery of its Network and Metro Traffic content to radio, television and newspaper affiliates.
Footnotes to Press Release
(1) Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net cash provided by (used in) operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as net cash provided by (used in) operating activities adjusted to exclude the following: interest expense, income tax expense (benefit), restructuring charges, special charges, other non-operating income, amortization of deferred financing costs and changes in assets and liabilities, including deferred tax assets and liabilities.
Adjusted EBITDA is used by Westwood One to calculate its compliance with its debt covenants under the terms of its senior secured notes and senior credit facility. Westwood One believes this measure is relevant and useful for investors because it allows investors to view performance in the same manner as Westwood One’s lenders (who also own approximately 22.5% of Westwood One’s equity as a result of the refinancing, excluding Gores).
Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, consolidated statements of operations and cash flow data prepared in accordance with GAAP. Adjusted EBITDA as Westwood One calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of Westwood One’s ability to fund its cash needs. Westwood One uses Adjusted EBITDA as a liquidity measure, which is different from operating cash flow, the most directly comparable GAAP financial measure calculated and prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

(2) Free cash flow is a non-GAAP financial measure that is reconciled to net cash provided by (used in) operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined by Westwood One as net cash provided by (used in) operating activities, less capital expenditures. Westwood One uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on Westwood One’s cash available to service debt and Westwood One’s ability to make strategic acquisitions and investments, maintain its capital assets and fund ongoing operations. As a result, free cash flow is a significant measure of Westwood One’s ability to generate long term value. Westwood One believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by Westwood One’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of Westwood One to other companies in its industry.
As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or net cash provided by (used in) operating activities as a measure of liquidity. Free cash flow, as Westwood One calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of Westwood One’s ability to fund its cash needs. In arriving at free cash flow, Westwood One adjusts net cash provided by (used in) operating activities to remove the impact of cash flow timing differences to arrive at a measure which Westwood One believes more accurately reflects funds available for discretionary use. Specifically, Westwood One adjusts net cash provided by (used in) operating activities (the most directly comparable GAAP financial measure) for capital expenditures, special charges, and deferred taxes, in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions which are not reflected.
(3) As a result of our refinancing that closed on April 23, 2009, we applied the acquisition method of accounting and applied the SEC rules and the authoritative guidance regarding “push down” accounting treatment. Accordingly, our consolidated financial statements and transactional records prior to the closing of the refinancing on April 23, 2009 reflect the historical accounting basis in our assets and liabilities and are labeled predecessor company, while such records subsequent to the refinancing are labeled successor company and reflect the push down basis of accounting for the new fair values in our financial statements. This is presented in our consolidated financial statements by a vertical black line division which appears between the columns entitled predecessor company and successor company on the statements and relevant notes. The black line signifies that the amounts shown for the periods prior to and subsequent to the refinancing are not comparable. Management, however, continues to use such statements to measure Westwood One’s performance against comparable prior periods. For purposes of presenting a comparison of our 2009 results to the current periods, we have presented our 2009 results as the mathematical addition of the predecessor company and successor company periods. We believe that this presentation provides the most meaningful information about our results of operations. This approach is not consistent with GAAP, may yield results that are not strictly comparable on a period-to-period basis and may not reflect the actual results we would have achieved.

Forward-Looking Statements
Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Westwood One to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: continued declines in our operating income; our significant amount of indebtedness and limited liquidity; our ability to comply with the covenants of our debt; the higher cost of our indebtedness; the availability of additional financing and future amendments to our debt agreements; our future cash flow from operations and our ability to achieve our financial forecast; changes to our CBS arrangement; increased proliferation of free traffic content; introduction of The Portable People MeterTM; maintenance of an effective system of internal controls; increased competition and technological changes and innovations; failure to obtain or retain the rights in popular programming; acceptance of our content; continued consolidation in the industry; further impairment charges; and Gores’ influence over our corporate actions. Our key risks are described in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2010. Except as otherwise stated in this news announcement, Westwood One, Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
Media Contact:
Chris Miller
Westwood One
212.641.2108
917-533-7224
chris_miller@westwoodone.com

WESTWOOD ONE, INC
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

					Predecessor
	Successor Company				Company
	Three Months Ended				For the Period
	December 31,		Year Ended December	For the Period April 24 to	January 1 to April
	2010	2009	31, 2010	December 31, 2009	23, 2009
	(unaudited)
Revenue	$98,308	$92,342	$362,546	$228,860	$111,474

Operating costs	94,946	84,305	342,258	210,805	111,309
Depreciation and amortization	4,552	7,564	18,243	21,474	2,584
Corporate general and administrative expenses	4,195	4,523	13,369	10,398	4,519
Goodwill impairment	—	—	—	50,501	—
Restructuring charges	477	1,150	2,899	3,976	3,976
Special charges	3,521	4,366	7,816	5,554	12,819

Total expenses	107,691	101,908	384,585	302,708	135,207

Operating loss	(9,383)	(9,566)	(22,039)	(73,848)	(23,733)

Interest expense	6,060	5,164	23,251	14,781	3,222
Other expense (income)	(230)	(70)	1,688	(4)	(359)

Loss before income tax	(15,213)	(14,660)	(46,978)	(88,625)	(26,596)
Income tax benefit	(3,336)	(10,794)	(15,721)	(25,025)	(7,635)

Net loss	$(11,877)	$(3,866)	$(31,257)	$(63,600)	$(18,961)

Net loss attributable to common stockholders	$(11,877)	$(3,866)	$(31,257)	$(145,148)	$(22,037)

Loss per share:
Common Stock
Basic	$(0.56)	$(0.19)	$(1.50)	$(11.75)	$(43.64)
Diluted	$(0.56)	$(0.19)	$(1.50)	$(11.75)	$(43.64)

Class B stock
Basic				$—	$—
Diluted				$—	$—

Weighted average shares outstanding:
Common Stock
Basic	21,314	20,314	20,833	12,351	505
Diluted	21,314	20,314	20,833	12,351	505

Class B stock
Basic				—	1
Diluted				—	1
See Non-GAAP Combined Consolidated Statement of Operations
for comparable 2009 Income Statement data.

WESTWOOD ONE, INC
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 31, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$2,938	$4,824
Accounts receivable, net of allowance for doubtful accounts	96,557	87,568
Income tax receivable	—	12,355
Prepaid and other assets	18,421	20,994

Total current assets	117,916	125,741

Property and equipment, net	37,047	36,265
Intangible assets, net	92,487	103,400
Goodwill	38,945	38,917
Other assets	1,879	2,995

TOTAL ASSETS	$288,274	$307,318

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$45,907	$40,164
Amounts payable to related parties	859	129
Deferred revenue	6,736	3,682
Accrued expenses and other liabilities	33,819	28,134
Current maturity of long-term debt	—	13,500

Total current liabilities	87,321	85,609

Long-term debt	136,407	122,262
Deferred tax liability	36,174	50,932
Due to Gores	10,222	11,165
Other liabilities	24,142	19,366

TOTAL LIABILITIES	294,266	289,334

Commitments and Contingencies

STOCKHOLDERS’ (DEFICIT) EQUITY
Common stock, $.01 par value: authorized: 5,000,000 shares issued and outstanding: 21,314 (2010) and 20,544 (2009)	213	205
Class B stock, $ .01 par value: authorized: 3,000 shares; issued and outstanding: 0	—	—
Additional paid-in capital	88,652	81,268
Net unrealized gain	—	111
Accumulated deficit	(94,857)	(63,600)

TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(5,992)	17,984

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$288,274	$307,318

WESTWOOD ONE, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Successor Company
	For the Three Months Ended			For the Period April 24
	December 31,		For the Year Ended	to	For the Period January 1
	2010	2009	December 31, 2010	December 31, 2009	to April 23, 2009

Cash Flows from Operating Activities:
Net loss	$(11,877)	$(3,866)	$(31,257)	$(63,600)	$(18,961)
Adjustments to reconcile net loss to net
Depreciation and amortization	4,552	7,564	18,243	21,474	2,584

Goodwill and intangible asset impairment	—	—	—	50,501	—
Deferred taxes	(5,291)	(9,214)	(17,458)	(25,038)	(6,873)
Federal tax refund	—	—	12,940	—	—
Paid-in-kind interest	1,386	1,505	5,734	4,427	—
Non-cash equity-based compensation	888	925	3,559	3,310	2,110
Change in fair value of derivative liability	(382)	—	1,538	—	—
Traffic land write-down	321	1,852	321	1,852	—
Loss on disposal of property and equipment	258	188	258	—	188
Gain on sale of marketable securities	(98)	(361)	(98)	—	—
Amortization of deferred financing costs	23	—	23	—	331

Changes in assets and liabilities, net of effect of (Increase) decrease in accounts receivable	(10,175)	(6,704)	(8,989)	(3,608)	10,313
Decrease (increase) in prepaid and other assets	6,468	210	2,947	(4,394)	3,187
Increase (decrease) in deferred revenue	3,487	(3,547)	3,054	749	536
(Decrease) increase in income taxes payable	(2)	(485)	—	180	28
Increase (decrease) in accounts payable, accrued expenses and other liabilities	11,068	10,122	16,591	(4,142)	2,861
Increase (decrease) in amounts payable to related parties	84	(5,853)	730	(5,853)	2,919

Net change in other assets and liabilities	10,930	(6,257)	14,333	(17,068)	19,844

Net cash provided by (used in) operating activities	710	(7,664)	8,136	(24,142)	(777)

Cash Flows from Investing Activities:
Capital expenditures	(1,785)	(2,829)	(8,843)	(5,184)	(1,384)
Proceeds from sale of marketable securities	886	—	886	—	—
Acquisition of business	—	(1,250)	—	(1,250)	—

Net cash used in investing activities	(899)	(4,079)	(7,957)	(6,434)	(1,384)

Cash Flows from Financing Activities:
Proceeds from Revolving Credit Facility	—	16,000	10,000	16,000	—
Repayment of Revolving Credit Facility		(11,000)	—	(11,000)	—
Repayments of Senior Notes	(532)	—	(16,032)	—	—
Issuance of common stock	—	—	5,000	—	—
Payments of capital lease obligations	(399)	(227)	(1,033)	(603)	(271)
Proceeds from building financing	—	6,998	—	6,998	—
Proceeds from term loan	—	—	—	20,000	—
Debt repayments	—	—	—	(25,000)	—
Issuance of Series B Convertible Preferred Stock	—	—	—	25,000	—
Issuance of Series A Convertible Preferred Stock and warrants	—	—	—	—	—
Termination of interest swap agreements	—	—	—	—	—
Deferred financing costs	—	228	—	—	—

Net cash (used in) provided by financing activities	(931)	11,999	(2,065)	31,395	(271)

Net increase in cash and cash equivalents	(1,120)	256	(1,886)	819	(2,432)
Cash and cash equivalents, beginning of period	4,058	4,568	4,824	4,005	6,437

Cash and cash equivalents, end of period	$2,938	$4,824	$2,938	$4,824	$4,005

WESTWOOD ONE, INC
ADJUSTED EBITDA RECONCILIATION
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net loss	$(11,877)	$(3,866)	$(31,257)	$(82,561)
Plus:
Interest expense	6,060	5,164	23,251	18,003
Depreciation and amortization	4,552	7,564	18,243	24,058
Income taxes provision (benefit)	(3,336)	(10,794)	(15,721)	(32,660)
Restructuring, special charges and other (a)	3,999	7,168	11,312	27,977
Stock-based compensation	888	925	3,559	5,420
Sigalert earn-out (b)	813	—	1,063	—
Other non-operating losses (gains)	(132)	(70)	1,786	(363)
Losses (gains) on sales of securities	(98)	(2)	(98)	(2)
Intangible assets and goodwill impairment	—	—	—	50,501

Adjusted EBITDA	$869	$6,089	$12,138	$10,373

(a)
Restructuring, special charges and other includes expense of $322, $918, and $1,652 are classified as general and administrative expense on the Statement of Operations for the three months ended December 31, 2010 and the years ended December 31, 2010 and 2009, respectively.

(b)
Sigalert earn-out refers to payments made to the members of Jaytu under the acquisition agreements in connection with the delivery and acceptance of certain traffic products in accordance with specifications mutually agreed upon by the parties.

WESTWOOD ONE, INC
FREE CASH FLOW RECONCILIATION
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net cash provided by (used in) operating activities	$710	$(7,664)	$8,136	$(24,919)
(Less) Capital expenditures	(1,785)	(2,829)	(8,843)	(6,568)

Free Cash Flow	$(1,075)	$(10,493)	$(707)	$(31,487)

WESTWOOD ONE, INC.
NON-GAAP COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)
(unaudited)

	Successor Company	Predecessor Company	Combined Total
	For the Period April 24 to	For the Period January 1 to	Twelve Months Ended
	December 31, 2009	April 23, 2009	December 31, 2009
Revenue	$228,860	$111,474	$340,334

Operating costs	210,805	111,309	322,114
Depreciation and amortization	21,474	2,584	24,058
Corporate general and administrative expenses	10,398	4,519	14,917
Goodwill and intangible impairment	50,501	—	50,501
Restructuring charges	3,976	3,976	7,952
Special charges	5,554	12,819	18,373

Total expenses	302,708	135,207	437,915

Operating loss	(73,848)	(23,733)	(97,581)

Interest expense	14,781	3,222	18,003
Other expense (income)	(4)	(359)	(363)

Loss before income tax	(88,625)	(26,596)	(115,221)
Income tax benefit	(25,025)	(7,635)	(32,660)

Net loss	$(63,600)	$(18,961)	$(82,561)